UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2008

IMAGE ENTERTAINMENT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-11071	84-0685613
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20525 Nordhoff Street, Suite 200, Chatsworth, California	91311
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 407-9100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 18, 2008 Image Entertainment, Inc. (the “Company”) entered into a Settlement Agreement and Release of Claims (the “Settlement Agreement”) with Mr. Jeffrey Fink pursuant to which the Company and Mr. Fink settled the arbitration dispute known as Jeffrey Fink v. Image Entertainment, ADRS Case No. 07-5613-JZ (the “Dispute”). The Dispute arose from Mr. Fink’s employment contract with the Company. The Settlement Agreement is effective and binding on the parties as of April 11, 2008. The Settlement Agreement provides for a lump sum payment in favor of Mr. Fink of $275,000 and payment of attorneys fees and costs payable on behalf of Mr. Fink in the amount of $60,000, bringing the overall settlement value to $335,000 (the “Settlement Payment”). The Company has also agreed to report, withhold and pay any withholding taxes or other payments, as required, on the Settlement Payment in accordance with the terms of the Settlement Agreement and applicable law. The Settlement Agreement contains no admissions of liability or wrongdoing on the part of either party. The Settlement Agreement contains a mutual release of all claims. Under the terms of the Settlement Agreement the Dispute is to be dismissed with prejudice. The Settlement Agreement will result in an incremental charge of $235,000, plus applicable payroll taxes, for the fiscal year ended March 31, 2008, representing the difference between the overall settlement liability of $335,000 and the $100,000 previously expensed and accrued.

Unless otherwise required by law, we disclaim any obligation to release publicly any updates or any changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

Dated: April 11, 2008	By:	/s/ JEFF M. FRAMER

		Name: Title:	Jeff M. Framer Chief Financial Officer